Exhibit 99.1

For investor inquiries, contact: Ben Daitch Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 INFO@canopetro.com

Cano Announces Fiscal Year 2009 Capital Budget of $97.5 Million, Fiscal
Year 2008 Reserves and Operational Update

Fort Worth, Texas, July 22, 2008 (Business Wire)—Cano Petroleum, Inc. (AMEX:CFW) today announced the results of its Fiscal Year End Reserves as prepared by Miller and Lents, Ltd., its new independent petroleum engineer.  Proved developed producing (PDP) reserves increased 25% to 10.6 million barrels of oil equivalent (BOE) up from 8.5 million BOE (after FY ‘08 production of 0.5 million BOE).  The increase in PDP reserves was primarily driven by a 1.4 million BOE proved undeveloped (PUD) to PDP conversion based upon initial response at the Cockrell Ranch waterflood.  The balance of the PDP increase came from our infill drilling program at the Cato Field.  As a result of our programs and commodity price increases, the pre-tax net present value, discounted at 10% (PV10), of our PDP reserves increased from $108 million to $425 million.

Notwithstanding our PDP growth, overall estimated proved oil and natural gas reserves decreased approximately 20% to 53.2 million BOE as of June 30, 2008, as compared to 66.7 million BOE as of June 30, 2007.  Total proved reserves were primarily impacted due to a high-grading of our development plans to focus on our core assets, the Panhandle and Cato fields.  We had a material amount of reclassifications from PUD to Probable reserves associated with our Pantwist PUDs given that we are seeking strategic alternatives with this asset.  Furthermore, we had revisions associated with our Barnett Shale project as we have elected to not aggressively develop this asset in the near term.

Oil reserves accounted for 72% of total reserves. Based upon the ending June oil price of $140.00 per barrel and natural gas of $13.15 per mcf, the pre-tax PV-10 of our reserves is $2.24 billion.

Summary of Changes in Proved Reserves	MBOE

Reserves at June 30, 2007	66,726
Estimated Production	(532)
Acquisitions	1,872
Additions and Development	4,776
Revisions	(3,010)
Reclassifications	(16,447)
Reserves at June 30, 2008	53,185

Jeff Johnson, Cano’s Chairman and CEO stated, “I am very pleased with the success exhibited in our reserve conversion.  The 25% growth rate of our PDP reserves was in line with our expectation for FY ‘08, and tracks with our expectations for the next several years as we continue to develop our resource potential”.

2009 Capital Budget of $97.5 Million

Cano plans to spend approximately $97.5 million on its capital projects during Fiscal Year 2009 which includes plans to drill 114 net wells.  The Panhandle waterflood and projects in the Cato Field are expected to account for the majority of the spending.  The table below details the plans:

Capital Projects	$MM	Net Wells Drilled

Corsicana	$0.4	—
Davenport	0.4	—
Desdemona Waterflood	6.7	11
Desdemona Barnett	3.0	2
Nowata	10.0	10
Panhandle	37.0	43
Pantwist	—	—
Cato Field	40.0	48
Total	$97.5	114

Operational Update

Panhandle Field—Cockrell Ranch Waterflood:

Cano’s third-party engineer, Miller and Lents, approved conversion of 1.4 MMBOE of PUD waterflood reserves to PDP reserves based on the positive response seen at the waterflood to date.  This represents approximately one-third of the 2007 PUD reserves booked for the Cockrell Ranch Unit with the remaining two-thirds remaining in the PUD category. Gross oil production in the month of June exceeded 2,400 barrels, a three-fold increase from February.  Full injection of over 50,000 barrels of water per day is continuing at the Cockrell Ranch Unit and the cumulative injected pore volume is over .20, or 20% PVI.  Extensive well surveillance is being performed to install larger pumping units and optimize production.  Additionally, 15 injection wells have been worked over to optimize and re-direct water injection into the highest remaining oil saturation intervals of the Brown Dolomite formation.  Total fluid production has increased to over 9,000 barrels per day and we are starting to see the first signs of increases in injection well pressure.  This is the initial sign of placing injected water into “unswept” areas of the formation and should result in varying degrees of increasing oil-cut in the next three to six months.

The next phase of the waterflood project at the Panhandle Field consists of six separate “mini” Phases on reduced well spacing that will allow Cano to accelerate the field’s development.  The tighter spacing and smaller development patterns should allow quicker permitting and response times, and allow a larger development bandwidth over a greater acreage position in the field.

Production for the month ended June 2008 at Panhandle Field averaged 540 net BOEPD.  Including the increases in the Cockrell Ranch Unit, as previously discussed, field production was off over 80 BOEPD from April 2008 as unscheduled gas plant maintenance and the initiation of a field-wide chemical treatment program took a large number of non-waterflood wells offline.  As of the first week in July, production levels in the field were starting to approach previous levels.

Cato Field Infill Waterflood Development Project:

The results of third-party reservoir engineering firm, H.J. Gruy and Associates, helped buttress significant reserve additions, approved by Miller and Lents, at the Cato Field.

The development plan for FY 2009 is to drill 48 new waterflood pattern wells and initiate water injection.  We presented our waterflood application to the New Mexico Oil and Gas Conservation Commission in May and stand ready to commence ten water injection wells once the permit application is approved.  We will be in a position to initiate water injection in 10 additional wells at Cato within 60 days of permit receipt.

Production for the month ended June 2008 at the Cato Field was 233 net BOEPD. As previously reported, Cano released the drilling rig in May to concentrate on waterflood facility infrastructure and no new wells have been brought on-line since then.  In July we reinstated our drilling program. Pipe was set on the first new well last week.  Production from the 20-acre infill drilling program should resume in the near-term.

 Nowata Properties.    Our ASP tertiary recovery pilot project at the Nowata Field has been in full operation since December 2007.  To date we have injected close to .12 pore volumes of ASP, or 12% PVI. The ASP Pilot is reacting according to plan and we expect an initial response by the end of the calendar year. Production for the month ended June 2008 averaged 218 net BOEPD at the Nowata Field.

Total Cano production averaged 1,446 net BOEPD in June.  In addition to the production variances mentioned above, normal production declines were seen in non-core areas of the company.  Cano is currently evaluating the sale of non-core assets at the Pantwist and Davenport fields.  Based on the positive development results seen from our FY 2008 capital programs at Panhandle and Cato, we would look to commit any sale proceeds to these core properties and/or to strategic acquisitions.

Conference Call

The Company will hold a conference call to provide an update on its operations on Wednesday, July 23, 2008, at 10:00 A.M. Eastern Time (9:00 A.M. Central Time).

Interested parties can participate in the call by dialing 866-356-4279.  For calls outside the U.S., parties may dial 617-597-5394.  The pass code is 24416988.  A replay of the call will also be available through July 30, 2008 by dialing 888-286-8010, passcode 77479008.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Cano uses “non-proved reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC.  Investors are also urged to consider closely the disclosures in Cano’s Form 10-K for the fiscal year ended June 30, 2007, available from Cano by calling 877-698-0900.  This form also can be obtained from the SEC at www.sec.gov.